Michael C. Fallon, SBN 088313
Attorney at Law
100 E Street, Suite 220
Santa Rosa, California 95404
Telephone: (707) 546-6770
Facsimile: (707) 546-5775

Attorney for Nacio

                         UNITED STATES BANKRUPTCY COURT
                        NORTHERN DISTRICT OF CALIFORNIA
                             (Santa Rosa Division)

In Re:                                                       Case No. 02-10596

NACIO SYSTEMS, INC.                                          CHAPTER 11
Fed Tax I.D. No. 68-0337942


        Debtor.
-----------------------------/


                        DEBTOR'S PLAN OF REORGANIZATION
                               (January 10, 2003)

         This Plan of Reorganization (hereinafter this "Plan") is proposed by Nacio Systems, Inc. (hereinafter "NACIO"). Through this Plan NACIO seeks to resolve and reorganize NACIO'S financial affairs. Please refer to the accompanying Disclosure Statement for a discussion of NACIO'S history, assets and liabilities, and for a summary and analysis of this Plan. All creditors are encouraged to consult the Disclosure Statement before voting to either accept or reject this Plan. No solicitation materials other than the Disclosure Statement have been authorized by the Court for use in soliciting acceptances or rejections of this Plan.

Dated: January 10, 2003

                                        By _____________________________
                                           Michael C. Fallon
                                           Attorney for NACIO

TABLE OF CONTENTS

I.   Definitions ...........................................................  1

II.  Introduction ..........................................................  3

III. Classification of Claims and Interests ................................  3

IV.  Treatment and Provision for Non-Classified Claims .....................  4

V.   Treatment and Provision for Each Class of Claims ......................  5
     A. Unimpaired Classes .................................................  5
     B. Impaired Classes ...................................................  5

VI.  Implementation of the Plan ............................................  9
     A. Vesting ............................................................  9
     B. eSynch Will Consummate the Stock Purchase and Fund the Plan ........  9
     C. NACIO may incur $500,000 in debt ...................................  9
     D. NACIO Intends to Reinstate the Novato Lease ........................ 10
     E. Continuity of the Business ......................................... 11
     F. Management ......................................................... 11

VII. Restrictions on Transfer of Common Stock .............................. 11
     A. Restriction ........................................................ 11
     B. Restricted Legend .................................................. 12
     C. No Fractional Units of Equity ...................................... 12

VIII. Default .............................................................. 12

IX. Reservation of Claims and Defenses ..................................... 13

X.   Executory Contracts ................................................... 13
     A. Assumption ......................................................... 13
     B. Rejection .......................................................... 13
     C. Claims After Rejection ............................................. 14

XI. Retention of Jurisdiction By the Bankruptcy Court ...................... 14

                                       I

                                  Definitions

         The following terms when used in this Plan shall, unless the context otherwise requires, have the following meaning:

         "Administrative Expense" means those expenses described in Section 503 of the Bankruptcy Code.

         "Allowed Claim" means a claim (a) for which a proof of claim was timely filed with the Court, or (b) scheduled in a list of creditors, or amendment thereto, prepared and filed with the Court pursuant to Rule 1007 of the Bankruptcy Rules of Procedure and not listed as disputed, contingent or unliquidated, and in either case as to which no objection has been filed or the claim is allowed by Final Order or deemed allowed by this Plan.

         "Allowed Priority Claim" means an allowed claim for which the holder asserts and is determined to be entitled to priority under Section 507 of the Bankruptcy Code.

         "Allowed Secured Claim" means an allowed claim that is secured by a valid lien on property of NACIO which is not void or voidable under any state or federal law including any provisions of the Bankruptcy Code. That portion of such claim exceeding the value of security held therefore shall be an allowed unsecured claim except as modified by this Plan.

         "Allowed Unsecured Claim" means an allowed claim against NACIO which is not an allowed priority claim or an allowed secured claim.

         "Bankruptcy Code" means Title 11 of the United States Code and shall also include Sections 157, 158, 1334, 1408-1412, and 1452 of Title 28 of the United States Code. "Bankruptcy Court" means the United States Bankruptcy Court for the Northern District of California, Division One, or other court or forum as may be vested with original jurisdiction to confirm plans of reorganization under Chapter 11 of the Bankruptcy Code and to adjudicate matters with respect to such plans.

         "Bar Date" shall mean July 18, 2002, which is the date established by the Bankruptcy Court for all creditors to file a Proof of Claim.

         "Claim or Claims" shall mean a right to payment from NACIO, which is evidenced by a timely filed proof of claim or application for payment which is allowed by the Court, or if a proof of claim is not filed, a right which otherwise appears in the applicable schedules of NACIO and (1) is not listed as disputed, contingent or unliquidated, or (2) has been resolved by Final Order of the Court pursuant to the terms of the Plan.

         "Confirmation" means entry of an order by the Bankruptcy Court confirming this Plan.

         "Debtor" or "Debtor-In-Possession" means NACIO.

         "Effective Date" means when the order confirming this Plan becomes a Final Order.

         "Estate" means all of NACIO's now existing legal or equitable interests in any tangible or intangible property, whether real or personal.

         "Final Order" means an order or judgment of a court of appropriate jurisdiction as to which (a) any appeal that has been taken has been finally determined or dismissed, or (b) the time for appeal has expired and a notice of appeal has not been filed timely.

         "Interest or Interests" shall mean the fully paid, non-assessable, outstanding shares of Common Capital Stock of NACIO which has been duly issued.

         "Interest Holders" shall mean the registered holders of the issued, fully paid, nonassessable shares of the Common Capital Stock of NACIO. "Lien" means any charge against or interest in property of the Estate to secure payment of a debt or performance of an obligation and includes, without limitation, any judicial lien, security interest, mortgage, deed of trust and statutory lien as defined in Section 101 of the Bankruptcy Code.

         "Nasdaq" shall mean the Nasdaq stock market Quotation System.

         "Plan" shall mean the Plan of Reorganization in its present form, or as it may be amended, supplemented or modified.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "SEC" shall mean the Securities and Exchange Commission, an agency of the Government of the United States of America.

                                       II

                                  Introduction

         This Plan designates twenty-three (28) classes of Claims, other than administrative fees and expenses, claims of governmental units and wage claims which are unclassified, and it specifies which of those classes are impaired by the Plan and which classes are not impaired. It provides the same treatment for each claimant in a particular class, unless the holder of a particular Claim agrees to a less favorable treatment of such Claim. The Plan provides the means for its implementation by vesting the assets of the Estate in NACIO on the Effective Date of the Plan and providing that NACIO shall pay the Claims as provided in the Plan. The manner, amount, and timing of distributions to each creditor is determined by the provisions of the Plan. When the case has been substantially consummated, the Court may enter a final decree.

         The provisions of the confirmed Plan bind NACIO, and the creditors of NACIO, whether or not they have accepted the Plan and whether or not they are impaired by the Plan. Distributions under the Plan are in exchange for, and in complete satisfaction of, existing Claims and will discharge and release all such Claims and Liens as against NACIO, except as otherwise provided in the Plan. On and after the Effective Date, all holders of impaired Claims and Interests shall be precluded from asserting any Claim against NACIO or its property based on any transaction or other activity of any kind that occurred prior to commencement of the case, except as otherwise provided for under this Plan.

                                      III

                     Classification of Claims and Interests

         The following is a designation of the classes of claims and the class of interests provided for in this Plan. Administrative claims, priority tax claims, and priority wages claims of the kinds specified in Bankruptcy Code ss. 507(a)(1) and ss.507(a)(8) respectively, have not been classified and are excluded from the following classes in accordance with the provisions of ss.1123(a)(1) of the Bankruptcy Code. A claim or interest shall be deemed classified in a different class to the extent that any remainder of the claim or interest qualifies within the description of such different class. A claim is in a particular class only to the extent that the claim is an Allowed Claim in that class.

         Class 1- Advanta Leasing  Services Class 2- American  Business  Leasing
         Class 3- AMEX Financial Services Class 4- Colonial Pacific Leasing Class 5- Colonial Pacific Leasing Class 6- Expanets Financial Services Class 7- Fisher-Anderson Class 8- GE Capital Class 9- GE Capital Business Finance Class 10- Ignite Ventures II Class 11- Information Leasing Corp Class 12- Irwin Business Finance Corp. Class 13- Laser Factory, Inc.
         Class 14- Metropolitan Fiber Systems of California Class 15- Network Capital Alliance Class 16- Newcourt Communications Finance Class 17-OFC Capital Class 18- Sovereign Bank/Network Capital Class 19- TKW Finance, Inc.
         Class 20- Swinerton Incorporated
         Class 21- Conklin Bros.
         Class 22- Maltby Electric
         Class 23- Bradley Electric
         Class 24- Ellis Signs

         Class 25- General Unsecured Claims, including creditors that claim damages from the rejection of an executory contract or unexpired lease, the deficiency claims of creditors who were previously secured and whose claims have been determined to be unsecured in whole or in part, and the claim, if any, of the Preferred Shareholders for allowed unpaid dividends, fees or penalties.

         Class 26 - Series A Preferred. Class 27 - Series B Preferred. Class 28 - Retained Interest of the Common Shareholders.

                                       IV

               Treatment and Provision for Non-Classified Claims

         Each holder of an Allowed Claim of the kind specified in ss. 507(a)(1) and (a)(8) of the Bankruptcy Code, not otherwise separately classified herein, and the Office of the United States Trustee, shall receive on account of such claim cash equal to the allowed amount of such claim, unless such holder shall have agreed to a less favorable treatment. Payments on account of such a claim shall be distributed on the later of the following dates:

         (1)      The Effective Date; or

         (2) As soon as practical after the order allowing the claim becomes a Final Order, if the claim is disputed or if applicable provisions of the Bankruptcy Code otherwise require Bankruptcy Court approval.

The priority Wage Claimants for individuals who are currently employed by NACIO will receive their accrued vacation pay in the ordinary course of business.


                                       V

                Treatment and Provision for Each Class of Claims

         Each class of Claims or interests shall be dealt in the manner set forth below. All classes of Claims and Interests are impaired under the Plan.

         A. Unimpaired Classes.

         All Classes are impaired.

         B. Impaired Classes

         Class 1: Shall be paid $3,000, the estimated value of the collateral, plus 5% interest on a declining balance, payable monthly over five years, commencing 60 days following confirmation of the Plan. The Class 1 deficiency claim shall be paid as a Class 25 claim.

         Class 2: Shall be paid $375 on the Effective Date.

         Class 3: Shall be paid $3,600, the estimated value of the collateral, plus 5% interest on a declining balance, payable monthly over five years, commencing 60 days following confirmation of the Plan. The Class 3 deficiency claim shall be paid as a Class 25 claim.

         Class 4: Shall be paid $2,000, the estimated value of the collateral, plus 5% interest on a declining balance, payable monthly over five years, commencing 60 days following confirmation of the Plan. The Class 4 deficiency claim shall be paid as a Class 25 claim.

         Class 5: Shall be paid $8,000, the estimated value of the collateral, plus 5% interest on a declining balance, payable monthly over five years, commencing 60 days following confirmation of the Plan. The Class 5 deficiency claim shall be paid as a Class 25 claim.

         Class 6: Shall be paid nothing (but see Class 16).

         Class 7: Shall be paid $9,000, the estimated value of the collateral, plus 5% interest on a declining balance, payable monthly over five years, commencing 60 days following confirmation of the Plan. The Class 9 deficiency claim shall be paid as a Class 25 claim.

         Class 8: Shall be paid $7,500, the estimated value of the collateral, plus 5% interest on a declining balance, payable monthly over five years, commencing 60 days following confirmation of the Plan. The Class 8 deficiency claim shall be paid as a Class 25 claim.

         Class 9: Shall be paid $1,400, the estimated value of the collateral, plus 5% interest on a declining balance, payable monthly over five years, commencing 60 days following confirmation of the Plan. The Class 9 deficiency claim shall be paid as a Class 25 claim. Class 10: Shall be paid the allowed amount of its secured claim, plus 5% interest on a declining balance, payable monthly over five years, commencing 60 days following confirmation of the Plan. The Class 10 deficiency claim shall be paid as a Class 25 claim.

         Class 11: Shall be paid $8,400, the estimated value of the collateral, plus 5% interest on a declining balance, payable monthly over five years, commencing 60 days following confirmation of the Plan. The Class 11deficiency claim shall be paid as a Class 25 claim.

         Class 12: This unexpired lease is rejected by this Plan. The Class 12 deficiency claim shall be paid as a Class 25 claim.

         Class 13: Shall be paid the allowed amount of its secured claim, plus 5% interest on a declining balance, payable monthly over five years, commencing 60 days following confirmation of the Plan. The Class 13 deficiency claim shall be paid as a Class 25 claim.

         Class 14: Shall be paid $800 on the Effective Date. The Class 14 deficiency claim shall be paid as a Class 25 claim.

         Class 15: Shall be paid $6,900, the estimated value of the collateral, plus 5% interest on a declining balance, payable monthly over five years, commencing 60 days following confirmation of the Plan. The Class 15 deficiency claim shall be paid as a Class 25 claim.

         Class 16: The Class 16 claimant, CIT Commercial Financial Corporation, fka Newcourt Communication Finance Corporation ("Class Claimant") has an allowed claim of $191,260.53 pursuant to the terms of a lease agreement for a telephone system ("collateral"). The Class 16 claimant shall be paid its allowed secured claim, plus 5% interest on a declining balance, payable monthly over five years, commencing 60 days following confirmation of the Plan. The Class 16 deficiency claim shall be paid as a Class 25 claim. If Nacio and the Class

16 claimant cannot reach agreement on the allowed amount of the secured claim within thirty (30) days following the entry of the Order of Confirmation, the Class 16 claimant shall give written notice to Nacio, in care of its attorneys, that it does not accept the value proposed by Nacio. Nacio shall, not later than ten (10) days following the date the Class 16 claimant mails notice of its rejection, initiate an adversary proceeding to determine the allowed amount of the secured claim. If Nacio does not initiate an adversary proceeding to determine the allowed amount of the secured claim as provided herein, the Class 16 claimant shall have immediate relief from stay to take possession of its collateral and Nacio agrees to turn over possession of the collateral.

Class 17: Shall be paid $6,900, the estimated value of the collateral, plus 5% interest on a declining balance, payable monthly over five years, commencing 60 days following confirmation of the Plan. The Class 17 deficiency claim shall be paid as a Class 25 claim.

         Class 18: Shall be paid $6,800, the estimated value of the collateral, plus 5% interest on a declining balance, payable monthly over five years, commencing 60 days following confirmation of the Plan. The Class 18 deficiency claim shall be paid as a Class 25 claim.

         Class 19: Shall be paid $600, the estimated value of the collateral, plus 5% interest on a declining balance, payable monthly over five years, commencing 60 days following confirmation of the Plan. The Class 19 deficiency claim shall be paid as a Class 25 claim.

         Class 20: Shall be paid $1,000,000, the estimated value of the collateral (Two 2000kw Peterson Generators, 10 - 30T DataAire CRAC Units, Raised Flooring Systems (15,000 sq. ft.+/-), plus 5% interest on a declining balance, payable as follows: $200,000 one week following the Effective Date of the Plan; Commencing the first day of the sixth month following confirmation, Nacio will pay a minimum of $20,000 per month or $20,000 per month plus 5% of the first $200,000 in excess of $400,000 in gross revenue, plus 7% of the next $200,000, plus 10% of the next $200,000, whichever is greater. The deficiency claim shall be paid as a Class 25 claim. The Class 20 claimant shall retain its lien in the collateral pending entry of Judgment as provided herein.

         Judgment shall be entered in the matter of Conklin Bros., Inc. vs. Condiotti Enterprises,

Inc., and related Cross-Complaints, pending in the Superior Court in and for the County of Marin as Case No. 011495, which provides that the Class 20 claimant's mechanics lien shall be preserved, regardless of the limitations set forth in California Civil Code Section 3144, and shall continue until the Class 20 claimant is paid as provided by this Plan. The security interest in the collateral shall decline by twenty-five percent (25%) for each twenty-five percent (25%) of the claim paid. However, there will be no reduction in the security until the note has been paid down to $285,000. Thereafter, payments will serve to reduce the security interest in 25% increments for each 25% of the remaining $285,000 balance that is paid. Notwithstanding this release provision, the ratio of debt to the value of the collateral shall never be less than fifty percent (50%) up to the total value of the security offered.


         If Nacio does not pay the Class 20 claimant as provided herein, the Class 20 claimant shall give notice to Nacio, in care of its attorney, that it has defaulted. Nacio shall have thirty (30) days from the date of the said notice to cure the default. If Nacio does not cure the default within the said thirty (30) days, the Class 20 claimant's mechanics lien shall be foreclosed without further notice to Nacio and without further order court.

         Class 21: Shall be paid $9,500, the estimated value of the collateral, plus 5% interest on a declining balance, payable monthly over five years, commencing 60 days following confirmation of the Plan. The Class 21 deficiency claim shall be paid as a Class 25 claim.

         Class 22: Shall be paid $1,800, the estimated value of the collateral, plus 5% interest on a declining balance, payable monthly over five years, commencing 60 days following confirmation of the Plan. The Class 22 deficiency claim shall be paid as a Class 25 claim.

         Class 23: Shall be paid $12,000, the estimated value of the collateral, plus 5% interest on a declining balance, payable monthly over five years, commencing 60 days following confirmation of the Plan. The Class 23 deficiency claim shall be paid as a Class 25 claim.

         Class 24: Shall be paid $1,500, the estimated value of the collateral, plus 5% interest on a declining balance, payable monthly over five years, commencing 60 days following confirmation of the Plan. The Class 24 deficiency claim shall be paid as a Class 25 claim.

         Class 25: Shall receive .50 shares of eSynch (pre-split) for every dollar of debt owed to the unsecured claimant.

         Class 26: Equity interest will be exchanged for 15,078,349 common shares of eSynch.

         Class 27: Equity interest will be exchanged for 4,921,651 common shares of eSynch.

         Class 28: Equity interest will be exchanged for 10,000,000 shares of eSynch Corporation common stock.

                                       VI

                           Implementation of the Plan

         A. Vesting.

         On the Effective Date, all property of the Estate shall be transferred to, and shall vest in the Reorganized Debtor subject to the interests evidenced by the Security Interest and Liens preserved under the Plan. After the Effective Date, NACIO may use, lease, license, transfer, sell, refinance, encumber, hypothecate, dispose of, acquire, and buy property, including payment of professionals, subject to the terms of this Plan, but free of any other restriction contained in the Bankruptcy Code or Bankruptcy Rules or Bankruptcy Local Rules. As of the Effective Date, all property vested in NACIO shall be free and clear of all Claims of creditors, except the obligations that are imposed or preserved by this Plan.

         B. eSynch Will Consummate the Stock Purchase and Fund the Plan.

         As soon as practicable after the Effective Date, eSynch will consummate the purchase of the outstanding shares of NACIO and will fund the Chapter 11 Plan by contributing, to the extent not already advanced, a total of $500,000 to the working capital of NACIO. This capitalization will be used to reinstate the lease for the Novato facility, to pay Chapter 11 Claims of Administration and Priority Wage Claims, with the balance to be used as operating capital to expand the business operation.

         C. NACIO may incur $500,000 in debt.

         eSynch has received a committment from the Nacio Investment Group on the following terms:

         Lender: Nacio Investment Group ("Lender").

         Loan Amount: Up to $500,000; firm commitment of $200,000.

         Term: 150 days from the date of the first installment paid by Lender to Nacio under the loan up to a maximum of one year following the approval of a plan of reorganization by the bankruptcy court, the Lender will have the option to (i) demand repayment of the debt in the total amount advanced, including any accrued interest, or (ii) convert a portion of the debt into shares of Nacio at the Conversion Rate (as defined in the next paragraph) and demand repayment of the remainder of the debt, plus interest on the entire debt, or (iii) convert all of the debt into shares of Nacio at the Conversion Rate and demand payment of interest on the entire debt. Conversion will not occur, if at all, before 30 days after confirmation of the plan of reorganization.

         Conversion Rate: The conversion ratio will be based upon a formula that would translate to a total of fifty per cent (50%) of the total number of issued and outstanding common and preferred shares of Nacio or its successor company at the time of conversion, should the Lender convert the entire portion of the loan.

Interest Rate: 8% Annually.

         Collateral: A lien on all leasehold improvements (except those subject to any mechanic liens currently under litigation), all personal property, intellectual property, equipment and customer accounts.

         Funding: Lender will fund in $50,000 increments on thirty (30) days notice by company. Additional Terms: (i) Approval of all spending; (ii) Loan to be held in separate account with checks to be signed by Lender and company officer; (iii) Irrevocable proxy of the Nacio shareholders transferred to the Lender by existing proxy holder;. (iv) Two seats on the Board of Directors to be filled by Lender appointees.

         D. Reinstatement of the Novato Lease.

         The original lease for the Novato facility now occupied by Nacio at 55 and 68 Leveroni (but not including the additional space at 45 and 68 Leveroni added by amendments A & B) shall be reinstated on the following terms:

         1. Condiotti Enterprises, Inc. shall have an allowed unsecured claim in the amount of $800,000 for pre-petition rents, late fees, CAM charges and attorneys' fees incurred by Condiotti in defense of the mechanic's lien claims.

         2. Condiotti Enterprises, Inc. shall have an allowed unsecured claim for the amounts it has paid or will pay to settle the mechanic's lien claims, which is estimated to be $1,000,000.

         3. Condiotti Enterprises shall have an allowed administrative claim for the administrative rent on 45, 55, and 68, which is estimated to be $40,000.

         4. Receipt of a new letter of credit in substantially the form contained in the prior lease in the amount of $288,000 with provisions that will insure coverage in the full amount over the remainder of the lease term plus extensions, if applicable. If Nacio does not provide the letter of credit to Condiotti Enterprises, Inc. on or before Friday, January 24, 2003, or such additional time as Condiotti Enterprises, Inc. may allow, the lease shall not be reinstated and Condiotti Enterprises, Inc. may proceed with the Writ of Possession issued by this court on June 10, 2002.

         E. Continuity of Business.

         NACIO will continue and expand its business operation in its present location.

         F. Management.

         NACIO shall be authorized to have from five (5) to nine (9) Board Members. The initial Directors will be Frank Ehret, Eric Andresen and Steven Payne. Thereafter, the directors shall be elected by the stockholders at the first annual meeting that will be held within 90 days following confirmation.

         The Officers of NACIO shall be David Lyons (President and COO), Thomas Hemingway (CEO), Vince Conroy (CTO - Product Development), and Mark Utzinger, Vice- President Finance.

                                      VII

                    Restrictions on Transfer of Common Stock

         The following restrictions shall apply to all of the newly issued shares of eSynch: A. Restriction: The Common Stock shall not be transferable until the first day of the twelfth (12th) full month following the date of consumation of the purchase of the shares of NACIO, at which time twelve and one-half percent (12.5%) of the stock issued pursuant to the plan shall be released from the restriction on transfer. On the first day of the fourth (4th) full month following one year from the said date an additional twelve and one-half percent (12.5%) of the outstanding shares shall be released from the restriction set forth herein with a like release each quarter (90 days) thereafter until all of the shares of eSynch shall no longer be subject to this restriction.

         B. Restricted Legend: A restricted legend setting forth the restriction set forth in the preceding subsection shall be placed on all of the shares of eSynch issued pursuant to the provision set forth herein and in accordance with Rule 144 of the Securities and Exchange Commission, restricted securities may not be resold on the open securities markets unless the shares are first registered under the Securities Act of 1933, or unless they are sold under some exemption from the registration requirements of the Securities Act, such as Rule 144 of the Securities and Exchange Commission.

         C. No Fractional Units of Equity: No Fractional Units of Equity shall be issued. Fractions will be rounded to nearest whole number and issued accordingly.

                                      VIII

                                    Default

         NACIO shall pay each Allowed claim as provided by the Plan, and the failure of NACIO to pay any particular Allowed Claim within the time, or in the manner or amount provided by the Plan shall constitute a default by NACIO in performance of the Plan. Upon default by NACIO in performance of the Plan, any holder of an Allowed Claim that has not been satisfied as of the time of the default may make a written demand on NACIO to cure the default by either (1) paying the defaulted payments or issue the shares of eSynch, whichever is appropriate, or (2) obtaining a written waiver of the default from each holder of the Claim or Claims which have not been timely paid. If NACIO does not cure the default within ten days of such written notice of default, then the party giving the written notice may either (1) pursue its remedies under the laws of the State of California, or (2) file a motion in the Bankruptcy Court to convert the case to Chapter 7. The prevailing party in any such action or motion, shall be entitled to recover reasonable attorneys' fees and costs. In the event this Chapter 11 case is converted to Chapter 7




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

after confirmation of the Plan, all assets of NACIO shall transfer to, and vest in the Chapter 7 bankruptcy estate on the date of conversion.

                                       IX

                       Reservation of Claims and Defenses

         NACIO expressly reserves all claims and defenses, including objections to claims, that existed prior to confirmation (the "Retained Claims and
Defenses"). The Retained Claims and Defenses shall consist of any and all claims, interest, causes of action, defenses, counter claims, cross claims, third party claims, or rights of offset, recoupment, subrogation, or subordination held by NACIO or the bankruptcy estate, including, but not limited to, any claims pursuant to Bankruptcy Code Sections 502, 544, 545, 547, 548, or 549, any avoiding powers arising under the Bankruptcy Code or other applicable law and any claims or causes of action. None of the Retained Claims or Defenses shall be barred or estopped because the Plan or the Disclosure Statement does not specifically identify or describe a Retained Claim or Defense or the person against whom a retained claim or defense may be asserted.

         Notwithstanding the foregoing, NACIO expressly reserves any and all claims associated with Ignite Ventures II, LP, Laser Factory, Inc, Siterra Corporation, Mazzetti & Associates.

                                       X

                    Executory Contracts and Unexpired Leases

         Pursuant to Sections 365 and 1123(b)(2) of the Bankruptcy Code, NACIO hereby provides for the assumption and rejection of all executory contracts and unexpired leases not previously rejected by NACIO.

         A. Assumption. NACIO assumes and will perform all Contracts for Services.

         B.  Rejection.  NACIO  rejects the  following  Executory  Contracts and
Unexpired Leases: All employment agreements dated prior to August 1, 2002, Multicast ISP, Inc., Bill Grace, Investment Strategy, Inc., Lawgic, GeoVector Corporation, 21st Century Media, Inc. Bond and Associates, Bose Technologies, MIS 2000, SmartPartner.com, Websight Design, Inc., Sight Design, Inc., Akamai Technologies, Inc., Cable and Wireless, Inc., Irwin Business Finance Corp., Sprint (Data Services Customer No. 13101700).


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



         C. Claims After Rejection:

         Any Creditor who wishes to assert a Claim due to the rejection of any Executory contract or Unexpired lease must file a Proof Claim with the Court not later than 30 days after Confirmation.

                                       XI

               Retention and Jurisdiction By the Bankruptcy Court

         The Bankruptcy Court shall retain jurisdiction for the following purposes:

         1. The allowance or disallowance of Claims;

         2. The rejection, pursuant to sections 365 and 1123 of the Bankruptcy Code, of executory contracts or unexpired teases in accordance with Article VI of the Plan;

         3. Resolution of controversies or disputes regarding requests for payment of Administrative Claims, compensation of Professionals, or the costs and expenses allowed under Article V.B.5. of the Plan (including any fees and expenses incurred by the Committee);

         4.  The  Resolution  of   controversies   or  disputes   regarding  the
interpretation of any provision of the Plan;

         5. The Implementation of the provisions of the Plan and the entry of orders in aid of confirmation or consummation of the Plan;

         6. Modification of the Plan pursuant to section 1127 of the Bankruptcy Code;

         7. Adjudication and determination of any fraudulent conveyance and preference claim under the Bankruptcy Code or under any other applicable law, including but not limited to claims under Bankruptcy Code sections 542, 543, 544, 545, 547, 548 or 549.

         8. Adjudication of any causes of action belonging to the Estate or to the Committee to the extent permissible under sections 1334 and 157 of title 28 of the United States Code;

         9. Entry of an order closing this Chapter 11 case and of a final decree herein; and

         10. Any other matter necessary or appropriate for the completion or the implementation of this Plan or the foregoing items.

Dated: January 10, 2003                 NACIO Systems, Inc.
                                        By ______________________________
                                           David Lyons, President


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